Exhibit 99.1

For further information contact: John W. Bordelon, President and CEO (337) 237-1960

Release Date:	March 12, 2010 For Immediate Release

HOME BANCORP ANNOUNCES FDIC-ASSISTED ACQUISITION OF CERTAIN DEPOSITS AND

CERTAIN ASSETS OF STATEWIDE BANK

Lafayette, Louisiana – Home Bancorp, Inc. (NASDAQ: “HBCP”) (the “Company”), the holding company for Home Bank (www.home24bank.com), a Federally chartered savings bank headquartered in Lafayette, Louisiana, announced that Home Bank has entered into a purchase and assumption agreement with loss share arrangements with the Federal Deposit Insurance Corporation (“FDIC”) to purchase certain assets and to assume certain deposits and other liabilities of Statewide Bank, a full service community bank headquartered in Covington, Louisiana.

As a result of the transaction, Home Bank will expand its market area through Statewide Bank’s six banking offices which are located in Covington, Madisonville, Mandeville, Abita Springs, Slidell and Folsom, Louisiana. Under the terms of the agreement with the FDIC, Home Bank will acquire approximately $225 million of assets, including approximately $150 million of loans (before loan discounts). Home Bank will assume approximately $225 million in deposits and certain other liabilities. The loss sharing agreement between the FDIC and Home Bank covers substantially all acquired loans and foreclosed real estate.

“We welcome Statewide Bank’s customers to the Home Bank family,” said John W. Bordelon, President and Chief Executive Officer of the Company and Home Bank. “Those customers now bank with one of the strongest community banks in the country. We expect our new customers will be very pleased with the level of service and array of products we provide. We also welcome the employees of Statewide Bank. Given the difficulties faced by Statewide over the past year, their commitment and dedication to serving customers is admirable.”

“This acquisition provides an ideal opportunity to expand our company into the Northshore (of Lake Pontchartrain) market,” added Mr. Bordelon. “We now serve three of the most economically vibrant markets in Louisiana, including our existing presence in Lafayette and Baton Rouge. We are very excited to bring our unique approach to community banking to the Northshore.”

Upon completion of the acquisition, Home Bank will continue to be “well capitalized” under applicable bank regulatory standards and will require no additional capital to complete this transaction.

Home Bank assumed the outstanding deposits of Statewide Bank for no premium and acquired the assets at an $11.9 million discount. The FDIC will cover 80% of the losses on the disposition of loans and foreclosed real estate up to $41.0 million and it will cover 95% of the losses that exceed $41.0 million. This transaction is expected to be accretive to net income, diluted earnings per share, book value per share and tangible book value per share. The valuation and purchase price of acquired assets and liabilities will be determined upon completion of adequate valuation appraisals.

With the completion of this transaction, Home Bank now has 18 full-service banking offices in the south Louisiana market areas of Lafayette, Baton Rouge and the Northshore.

Statewide Bank locations will open under regular operating hours on Saturday, March 13, 2010 and Monday, March 15, 2010 as branches of Home Bank. Statewide Bank depositors will automatically become depositors of Home Bank and deposits will continue to be insured by the FDIC. Depositors can also access their money by writing checks or using ATM or debit cards. Checks drawn on Statewide Bank will continue to be processed. Loan customers should continue to make their payments as usual.

Home Bank was advised in the transaction by Sandler O’Neill + Partners, L.P. and Elias, Matz, Tiernan & Herrick LLP.

This news release contains certain forward-looking statements. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include the words “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.”

Forward-looking statements, by their nature, are subject to risks and uncertainties. A number of factors - many of which are beyond our control - could cause actual conditions, events or results to differ significantly from those described in the forward-looking statements. Forward-looking statements regarding the Statewide Bank transaction are based upon currently available information provided to us by the FDIC. Actual results could differ materially from those indicated in forward-looking statements. Among other factors, actual results may differ from those described in forward-looking statements due to unanticipated issues in successfully integrating Statewide Bank offices and operations with Home Bank or failures to realize anticipated cost savings or revenue enhancements. Home Bancorp’s Annual Report on Form 10-K describes some additional factors which could cause actual conditions, events or results to differ significantly from those described in forward-looking statements, including risk elements in the loan portfolio, the level of the allowance for losses on loans, risks of our growth strategy, geographic concentration of our business, dependence on our management team, risks of market rates of interest and of regulation on our business and risks of competition. Forward-looking statements speak only as of the date they are made. Copies of the Company’s reports filed with the SEC are available on the Company’s website, www.home24bank.com, under “Investor Relations”. We do not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made or to reflect the occurrence of unanticipated events.